Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Quantum Fuel Systems Technologies Worldwide, Inc. of our reports dated July 28, 2006 relating to our audits of the consolidated financial statements and the financial statement schedule and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Quantum Fuel Systems Technologies Worldwide, Inc. for the year ended April 30, 2006.

Our report, dated July 28, 2006, on management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2006, expressed an opinion that management’s assessment that Quantum Fuel Systems Technologies Worldwide, Inc. did not maintain effective control over financial reporting as of April 30, 2006, is fairly stated, in all material respects based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, our report expressed an opinion that Quantum Fuel Systems Technologies Worldwide, Inc. had not maintained effective internal control over financial reporting as of April 30, 2006, based on COSO.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Irvine, California

November 7, 2006